Exhibit 10.62

Summary of Compensation for Executive Officers

Following is a description of the compensation arrangements for each of PC Connection, Inc.’s (the “Company’s”) executive officers. The Company’s executive officers as of March 6, 2015 consisted of: (i) Timothy McGrath, President and Chief Executive Officer; (ii) Joseph Driscoll, Senior Vice President, Treasurer and Chief Financial Officer; and (iii) Patricia Gallup, Chairman of the Board and Chief Administrative Officer.

The Compensation Committee annually reviews and approves the compensation of the Chief Executive Officer. It also reviews and approves the compensation of the Company’s other executive officers, based on recommendations from the Chief Executive Officer. In determining executive compensation, the Compensation Committee considers a number of different factors, including the mix of salary, bonus, and incentive compensation levels. In addition, a subcommittee of the Compensation Committee is responsible for the determination and approval of corporate goals and targets under the Company’s Executive Bonus Plan. The Compensation Committee seeks to achieve three broad goals in connection with the Company’s compensation philosophy and decisions regarding compensation. First, the Company is committed to providing executive compensation designed to attract, retain, and motivate executives who contribute to the long-term success of the Company and are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing industry in which the Company operates. Second, the Company wants to reward executives for the achievement of company-wide business objectives of the Company. By tying compensation in part to achievement, the Company believes that a performance-oriented environment is created for the Company’s executives. Finally, compensation is intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company’s executives with the performance of the Company’s Common Stock.

Compensation for the Company’s executives generally consists of three elements:

•	salary—levels are generally set by reviewing compensation for competitive positions in the market and considering the executive’s level of responsibility, qualifications, and experience, as well as the Company’s financial performance and the individual’s performance;
•	bonus—bonuses are paid out under the Company’s Executive Bonus Plan and are based on the achievement of company-wide net income and expense leverage goals. Cash bonuses are set as a percentage of the executive officer’s base salary; and
•	equity awards—equity awards provide long-term incentives to promote and identify long-term interests between the Company’s employees and its stockholders and to assist in the retention of executives.

The following table lists the 2014 annual salaries and bonuses of the Company’s executive officers.

	Salary	Bonus (1)
Timothy McGrath (2) President and Chief Executive Officer	$900,000	$887,750
Joseph Driscoll (2) Senior Vice President, Treasurer and Chief Financial Officer	340,000	360,400
Patricia Gallup Chairman of the Board and Chief Administrative Officer	327,000	259,965

(1)	The Compensation Subcommittee approved bonuses of $887,500, $360,400, and $259,965 for Mr. McGrath, Mr. Driscoll, and Ms. Gallup, respectively, under the Company’s Executive Bonus Plan pursuant to achievement of company-wide net income and expense leverage goals.

The Company granted equity awards in 2014 to the Company’s executive officers, as shown below:

	# of Restricted Stock Units	Per Share Fair Market Value
Timothy McGrath (1) President and Chief Executive Officer	60,000	$22.50
Joseph Driscoll (2) Senior Vice President, Treasurer and Chief Financial Officer	26,000	$22.50

(1)	Mr. McGrath received 60,000 restricted stock units in recognition for his contributions and service in his role as Chief Executive Officer. The restricted stock units vest over eleven years and are settled in equivalent amounts of common stock on the following vesting schedule: 7,000 units on September 1, 2018, September 1, 2019, September 1, 2020, and September 1, 2021; and 8,000 units on September 1, 2022, September 1, 2023, September 1, 2024, and September 1, 2025.

(2)	Mr. Driscoll received 26,000 restricted stock units in recognition for his contributions and service in his role as Chief Financial Officer. The restricted stock units vest over four years and are settled in equivalent amounts of stock on the following vesting schedule: 5,000 units on September 1, 2015; 6,000 units on September 1, 2016; 7,000 units on September 1, 2017; and 8,000 units on September 1, 2018.

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